EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-42005, 33-42006, 33-70932, 33-70934, 33-80652, 333-61453, 333-61455, 333-60020, 333-62598, 333-136839 and 333-149205) of our reports dated May 20, 2009, with respect to the consolidated financial statements of Haemonetics Corporation and the effectiveness of internal control over financial reporting of Haemonetics Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended March 28, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 20, 2009